As filed with the Securities and Exchange Commission on July 12, 2006

Registration No. 333-133367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWPAGE HOLDING CORPORATION

(Exact name of registrant as specified in Its charter)

Delaware	2621	05-0616158
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Courthouse Plaza, NE Dayton, Ohio 45463 (877) 855-7243	Matthew L. Jesch Chief Financial Officer
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	Douglas K. Cooper General Counsel Courthouse Plaza, NE Dayton, Ohio 45463 (877) 855-7243

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service) Copies to:
Stuart D. Freedman, Esq. Michael R. Littenberg, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Ph: (212) 756-2000 Fax: (212) 593-5955	Kirk A. Davenport, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Ph: (212) 906-1200 Fax: (212) 751-4864

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of the proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The Company is filing this Amendment No. 4 for the sole purpose of filing Exhibits 10.35, 10.36 and 10.39. This Amendment consists solely of the facing page, this explanatory note and Part II of the Registration Statement and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

Information Not Required in the Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee and the NASD fee are estimated. All amounts will be filed by amendment.

SEC Registration Fee	$39,376
New York Stock Exchange Listing Fee	150,000
NASD Fee	37,300
Accounting Fees and Expenses	600,000
Legal Fees and Expenses	1,500,000
Printing Fees and Expenses	450,000
Blue Sky Fees and Expenses	10,000
Miscellaneous	213,324

Total	$3,000,000

Item 14. Indemnification of Directors and Officers

Indemnification under the Delaware General Corporation Law

NewPage Holding Corporation is a corporation incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(4)	for any transaction from which the director derived an improper personal benefit.

These provisions will not limit the liability of directors or officers under the Federal securities laws of the United States.

Indemnification under the Certificate of Incorporation of NewPage Holding Corporation

Article V of the amended and restated certificate of incorporation of NewPage Holding Corporation eliminates a directors’ personal liability to the fullest extent permitted under applicable law.

Article VI of the amended and restated certificate of incorporation of NewPage Holding Corporation gives the company the right, to the fullest extent permitted by applicable law, to indemnify its officers and directors.

Indemnification under the Bylaws of NewPage Holding Corporation

Article V of the amended and restated bylaws of NewPage Holding Corporation provides that the company will, to the fullest extent permitted by applicable law, indemnify, and advance expenses to, each and every person who is or was a director, officer, employee, agent or fiduciary of the company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such person is or was serving at the request of the company and who, because of any such position or status, is directly or indirectly involved in any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative. Such expenses include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a proceeding.

Indemnification under Indemnification Agreements

We expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Item 15. Recent Sales of Unregistered Securities.

The following is a list of all securities sold or issued by us within the past three years:

(1)

In May 2005, we issued 100 shares of our common stock to Escanaba Timber LLC, or Escanaba Timber, for an aggregate purchase price of $415 million. The shares were issued in reliance on Section 4(2) of the Securities Act as the sale of the securities did not involve a public offering. We were formed by affiliates of Cerberus Capital LP, or Cerberus, to serve as the acquisition vehicle for the purchase of assets of the MeadWestvaco’s printing and writing papers business. The issuance to Escanaba Timber was used in part to fund the price of our acquisition by Cerberus and its affiliates. Appropriate legends were affixed to the share certificate issued in such transaction.

(2)	In May 2005, we paid $100 million to MeadWestvaco in the form of floating rate senior PIK notes due 2013, as part of approximately $2.08 billion that we and our subsidiaries paid for MeadWestvaco’s printing and writing papers business, excluding fees and expenses and subject to the closing and post-closing purchase price adjustments specified in the purchase agreement, of which $1.98 billion was paid in cash.

(3)	In May 2005, we issued an additional $25 million of the floating rate senior PIK notes due 2013 for cash. We contributed the net cash proceeds from the these notes, together with the $415 million of cash contributed by Escanaba Timber to NewPage Corporation, as an investment in the common stock of NewPage Corporation. The initial purchasers of the floating rate senior PIK notes were Goldman, Sachs & Co., UBS Securities LLC, Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Lehman Brothers Inc. The floating rate senior PIK notes were sold to the initial purchasers pursuant to Section 4(2) of the Securities Act and may be resold by the initial purchasers only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

(4)	In May 2005, NewPage Corporation issued $225 million of floating rate senior secured notes due 2012, $350 million of 10% senior secured notes due 2012 and $200 million of 12% senior subordinated notes due 2013. NewPage Corporation received proceeds from the original issuance of the floating rate senior secured notes, the senior secured notes and the senior subordinated notes, net of fees. The initial purchasers of the notes were Goldman, Sachs & Co., UBS Securities LLC, Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Lehman Brothers Inc. The floating rate senior secured notes, the senior secured notes and the senior subordinated notes were sold to the initial purchasers pursuant to Section 4(2) of the Securities Act and resold by the initial purchasers only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

1.1	Form of Underwriting Agreement	(E)

3.1	Form of Amended and Restated Certificate of Incorporation of NewPage Holding Corporation	(E)

3.2	Form of Amended and Restated Bylaws of NewPage Holding Corporation	(E)

4.1	Indenture for the Floating Rate Senior PIK Notes due 2013 dated as of May 2, 2005 by and among NewPage Holding Corporation and HSBC Bank USA, National Association, as Trustee	(A)

4.2	Form of Floating Rate Senior PIK Notes due 2013 (included in Exhibit 4.1)	(A)

4.3	Exchange and Registration Rights Agreement, dated May 2, 2005, among NewPage Holding Corporation and the Initial Purchasers set forth therein	(A)

4.4	Intercreditor Agreement, dated as of May 2, 2005, by and among NewPage Corporation, NewPage Holding Corporation, certain subsidiaries of NewPage Corporation, JPMorgan Chase Bank. N.A., as revolving loan collateral agent and The Bank of New York, as collateral trustee	(A)

4.5	Form of Specimen of Common Stock certificate	(E)

5.1	Opinion of Schulte Roth & Zabel LLP	(F)

10.1	Equity and Asset Purchase Agreement, dated as of January 14, 2005, among MeadWestvaco Corporation and Maple Acquisition LLC (n/k/a Escanaba Timber LLC)	(A)

10.2	First Amendment to Equity Asset and Purchase Agreement, dated as of January 14, 2005, by and between MeadWestvaco Corporation and Escanaba Timber LLC	(A)

10.3	Second Amendment to Equity Asset and Purchase Agreement, dated as of January 14, 2005, by and between MeadWestvaco Corporation and Escanaba Timber LLC	(A)

10.4	Fiber Supply Agreement dated as of May 2, 2005, between Escanaba Timber LLC and Escanaba Paper Company	(A)

10.5	Fiber Supply Agreement dated as of May 2, 2005, between Escanaba Timber LLC and Chillicothe Paper Inc.	(A)

10.6	Fiber Supply Agreement dated as of May 2, 2005, between Escanaba Timber LLC and Wickliffe Paper Company	(A)

10.7	Revolving Credit and Guaranty Agreement dated as of May 2, 2005, among NewPage Corporation, the guarantors named herein, the lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., Wachovia Capital Markets, LLC, Bank of America, N.A. and UBS Securities LLC	(A)

10.8	Term Loan Credit and Guaranty Agreement, dated May 2, 2005, by and among NewPage Corporation, NewPage Holding Corporation and certain of its affiliates, the lenders party thereto, Goldman Sachs Credit Partners L.P. and UBS Securities LLC	(A)

10.9	Priority Lien Debt Pledge and Security Agreement, dated May 2, 2005, by and among NewPage Corporation and certain of its affiliates and The Bank of New York	(A)

10.10	Revolving Credit Pledge and Security Agreement dated as of May 2, 2005, among NewPage Corporation, the guarantors named herein and JPMorgan Chase Bank, N.A.	(A)

10.11	Allocation and Services Agreement dated as of April 30, 2005 between NewPage Corporation and Escanaba Timber LLC	(A)

10.12	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and Daniel A. Clark	(A)

10.13	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and Matthew L. Jesch	(A)

10.14	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and James C. Tyrone	(A)

10.15	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and Peter H. Vogel	(A)

10.16	Consulting Agreement dated May 2, 2005, by and between NewPage Corporation and Mark Suwyn	(A)

10.17	Indenture for the Floating Rate Senior Secured Notes due 2012 dated as of May 2, 2005 by and among NewPage Corporation, the guarantors named herein and HSBC Bank USA, National Association, as Trustee	(A)

10.18	Indenture for the 10% Senior Secured Notes due 2012 dated as of May 2, 2005 among NewPage Corporation, as Issuer, the guarantors named herein, HSBC Bank USA, National Association, as Trustee	(A)

10.19	Indenture for the 12% Senior Subordinated Notes due 2013 dated as of May 2, 2005 among NewPage Corporation, the guarantors named herein and HSBC Bank USA, National Association, as Trustee	(A)

10.20	Employment Letter Agreement dated October 6, 2005, by and between NewPage Corporation and Douglas K. Cooper	(A)

10.21	Amended and Restated Fiber Supply Agreement dated as of November 15, 2005, by and among Plum Creek Marketing, Inc. and Escanaba Paper Company	(B)

10.22	Amended and Restated Fiber Supply Agreement dated as of December 16, 2005, by and between Cypress Creek, LLC and Wickliffe Paper Company	(B)

10.23	Stumpage Agreement dated as of December 16, 2005, between Scioto Land Company, LLC and Wickliffe Paper Company	(B)

10.24	Stumpage Agreement dated as of December 16, 2005 between Scioto Land Company and Chillicothe Paper Inc.	(B)

10.25	Asset Purchase Agreement dated January 6, 2006, among Brascan Power Inc., Rumford Falls Power Company and Rumford Paper Company.	(B)

10.26	Asset Purchase Agreement among NewPage Corporation, Chillicothe Paper Inc. and P.H. Glatfelter Company dated February 21, 2006.	(C)

10.27	First Amendment to Revolving Credit and Guaranty Agreement dated as of September 23, 2005 among NewPage Corporation, the guarantors named therein, the lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., Wachovia Capital Markets, LLC, Bank of America, N.A. and UBS Securities LLC	(C)

10.28	Second Amendment to Revolving Credit and Guaranty Agreement dated as of February 23, 2006 among NewPage Corporation, the guarantors named therein, the lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., Wachovia Capital Markets, LLC, Bank of America, N.A. and UBS Securities LLC	(C)

10.29	First Amendment to Term Loan Credit and Guaranty Agreement dated as of February 23, 2006, by and among NewPage Corporation, NewPage Holding Corporation and certain of its affiliates, the lenders party thereto, Goldman Sachs Credit Partners L.P. and UBS Securities LLC	(C)

10.30	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and Charles J. Aardema	(C)

10.31	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and George F. Martin	(C)

10.32	Separation Letter Agreement dated April 5, 2006 by and between NewPage Corporation and Peter H. Vogel	(C)

10.33	Employment Agreement dated as of April 17, 2006 by and between NewPage Corporation and Mark A. Suwyn	(C)

10.34	Employment Agreement dated as of April 17, 2006 by and between NewPage Corporation and Richard D. Willett, Jr.	(C)

10.35*	Form of Indemnification Agreement

10.36*	Form of Independent Director Agreement

10.37	Amendment No. 1 to Asset Purchase Agreement dated as of June 7, 2006 among Brookfield Power Inc. (formerly known as Brascan Power, Inc.), Rumford Falls Power Company and Rumford Paper Company	(E)

10.38	Form of NewPage Holding Corporation 2006 Incentive Plan	(E)

10.39*	Form of Management Lock-up Agreement

21.1	Subsidiaries of the Registrant	(A)

23.1*	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)

24.1	Power of Attorney	(D)

*	Filed herewith.

(A)	Previously filed on October 31, 2005 as an exhibit to the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-129343).
(B)	Previously filed on January 18, 2006 as an exhibit to the Registrant’s Amendment No. 2 to the Registration Statement on Form S-4 (Reg. No. 333-129343).
(C)	Previously filed on April 17, 2006 as an exhibit to the Registrant’s Amendment No. 3 to the Registration Statement on Form S-4 (Reg. No. 333-129343).
(D)	Previously filed on April 18, 2006 as an exhibit to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-133367).
(E)	Previously filed on June 14, 2006 as an exhibit to the Registrant’s Amendment No. 2 to the Registration Statement on Form S-1 (Reg. No. 333-133367).
(F)	Previously filed on July 10, 2006 as an exhibit to the Registrant’s Amendment No. 3 to the Registration Statement on Form S-1 (Reg. No. 333-133367).

(b) Financial Statement Schedules

None.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)	That, for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and conformed in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the security offered therein, and the offering of such securities of such form shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NewPage Holding Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on the 12th day of July, 2006.

NEWPAGE HOLDING CORPORATION

By:	/S/ MATTHEW L. JESCH
	Name:	Matthew L. Jesch
	Title:	Vice President and Chief Financial Officer

Date: July 12, 2006

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ MARK A. SUWYN Mark A. Suwyn	Chief Executive Officer and Director (principal executive officer)	July 12, 2006

/S/ MATTHEW L. JESCH Matthew L. Jesch	Vice President and Chief Financial Officer (principal financial officer)	July 12, 2006

/S/ JOHN E. KURILA John E. Kurila	Controller (principal accounting officer)	July 12, 2006

* Robert M. Armstrong	Director	July 12, 2006

* David J. Prystash	Director	July 12, 2006

* Robert S. Silberman	Director	July 12, 2006

* John W. Sheridan	Director	July 12, 2006

* Gerald Porter Strong	Director	July 12, 2006

* Lenard B. Tessler	Director	July 12, 2006

* Michael S. Williams	Director	July 12, 2006

Signature	Title	Date

* Alexander M. Wolf	Director	July 12, 2006

* Steven E. Wynne	Director	July 12, 2006

*By:	/S/ MATTHEW L. JESCH

Matthew L. Jesch
Attorney-in-fact

EXHIBIT INDEX

1.1	Form of Underwriting Agreement	(E)

3.1	Form of Amended and Restated Certificate of Incorporation of NewPage Holding Corporation	(E)

3.2	Form of Amended and Restated Bylaws of NewPage Holding Corporation	(E)

4.1	Indenture for the Floating Rate Senior PIK Notes due 2013 dated as of May 2, 2005 by and among NewPage Holding Corporation and HSBC Bank USA, National Association, as Trustee	(A)

4.2	Form of Floating Rate Senior PIK Notes due 2013 (included in Exhibit 4.1)	(A)

4.3	Exchange and Registration Rights Agreement, dated May 2, 2005, among NewPage Holding Corporation and the Initial Purchasers set forth therein	(A)

4.4	Intercreditor Agreement, dated as of May 2, 2005, by and among NewPage Corporation, NewPage Holding Corporation, certain subsidiaries of NewPage Corporation, JPMorgan Chase Bank. N.A., as revolving loan collateral agent and The Bank of New York, as collateral trustee	(A)

4.5	Form of Specimen of Common Stock certificate	(E)

5.1	Opinion of Schulte Roth & Zabel LLP	(F)

10.1	Equity and Asset Purchase Agreement, dated as of January 14, 2005, among MeadWestvaco Corporation and Maple Acquisition LLC (n/k/a Escanaba Timber LLC)	(A)

10.2	First Amendment to Equity Asset and Purchase Agreement, dated as of January 14, 2005, by and between MeadWestvaco Corporation and Escanaba Timber LLC	(A)

10.3	Second Amendment to Equity Asset and Purchase Agreement, dated as of January 14, 2005, by and between MeadWestvaco Corporation and Escanaba Timber LLC	(A)

10.4	Fiber Supply Agreement dated as of May 2, 2005, between Escanaba Timber LLC and Escanaba Paper Company	(A)

10.5	Fiber Supply Agreement dated as of May 2, 2005, between Escanaba Timber LLC and Chillicothe Paper Inc.	(A)

10.6	Fiber Supply Agreement dated as of May 2, 2005, between Escanaba Timber LLC and Wickliffe Paper Company	(A)

10.7	Revolving Credit and Guaranty Agreement dated as of May 2, 2005, among NewPage Corporation, the guarantors named herein, the lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., Wachovia Capital Markets, LLC, Bank of America, N.A. and UBS Securities LLC	(A)

10.8	Term Loan Credit and Guaranty Agreement, dated May 2, 2005, by and among NewPage Corporation, NewPage Holding Corporation and certain of its affiliates, the lenders party thereto, Goldman Sachs Credit Partners L.P. and UBS Securities LLC	(A)

10.9	Priority Lien Debt Pledge and Security Agreement, dated May 2, 2005, by and among NewPage Corporation and certain of its affiliates and The Bank of New York	(A)

10.10	Revolving Credit Pledge and Security Agreement dated as of May 2, 2005, among NewPage Corporation, the guarantors named herein and JPMorgan Chase Bank, N.A.	(A)

10.11	Allocation and Services Agreement dated as of April 30, 2005 between NewPage Corporation and Escanaba Timber LLC	(A)

10.12	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and Daniel A. Clark	(A)

10.13	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and Matthew L. Jesch	(A)

10.14	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and James C. Tyrone	(A)

10.15	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and Peter H. Vogel	(A)

10.16	Consulting Agreement dated May 2, 2005, by and between NewPage Corporation and Mark Suwyn	(A)

10.17	Indenture for the Floating Rate Senior Secured Notes due 2012 dated as of May 2, 2005 by and among NewPage Corporation, the guarantors named herein and HSBC Bank USA, National Association, as Trustee	(A)

10.18	Indenture for the 10% Senior Secured Notes due 2012 dated as of May 2, 2005 among NewPage Corporation, as Issuer, the guarantors named herein, HSBC Bank USA, National Association, as Trustee	(A)

10.19	Indenture for the 12% Senior Subordinated Notes due 2013 dated as of May 2, 2005 among NewPage Corporation, the guarantors named herein and HSBC Bank USA, National Association, as Trustee	(A)

10.20	Employment Letter Agreement dated October 6, 2005, by and between NewPage Corporation and Douglas K. Cooper	(A)

10.21	Amended and Restated Fiber Supply Agreement dated as of November 15, 2005, by and among Plum Creek Marketing, Inc. and Escanaba Paper Company	(B)

10.22	Amended and Restated Fiber Supply Agreement dated as of December 16, 2005, by and between Cypress Creek, LLC and Wickliffe Paper Company	(B)

10.23	Stumpage Agreement dated as of December 16, 2005, between Scioto Land Company, LLC and Wickliffe Paper Company	(B)

10.24	Stumpage Agreement dated as of December 16, 2005 between Scioto Land Company and Chillicothe Paper Inc.	(B)

10.25	Asset Purchase Agreement dated January 6, 2006, among Brascan Power Inc., Rumford Falls Power Company and Rumford Paper Company.	(B)

10.26	Asset Purchase Agreement among NewPage Corporation, Chillicothe Paper Inc. and P.H. Glatfelter Company dated February 21, 2006.	(C)

10.27	First Amendment to Revolving Credit and Guaranty Agreement dated as of September 23, 2005 among NewPage Corporation, the guarantors named therein, the lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., Wachovia Capital Markets, LLC, Bank of America, N.A. and UBS Securities LLC	(C)

10.28	Second Amendment to Revolving Credit and Guaranty Agreement dated as of February 23, 2006 among NewPage Corporation, the guarantors named therein, the lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., Wachovia Capital Markets, LLC, Bank of America, N.A. and UBS Securities LLC	(C)

10.29	First Amendment to Term Loan Credit and Guaranty Agreement dated as of February 23, 2006, by and among NewPage Corporation, NewPage Holding Corporation and certain of its affiliates, the lenders party thereto, Goldman Sachs Credit Partners L.P. and UBS Securities LLC	(C)

10.30	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and Charles J. Aardema	(C)

10.31	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and George F. Martin	(C)

10.32	Separation Letter Agreement dated April 5, 2006 by and between NewPage Corporation and Peter H. Vogel	(C)

10.33	Employment Agreement dated as of April 17, 2006 by and between NewPage Corporation and Mark A. Suwyn.	(C)

10.34	Employment Agreement dated as of April 17, 2006 by and between NewPage Corporation and Richard D. Willett, Jr.	(C)

10.35*	Form of Indemnification Agreement

10.36*	Form of Independent Director Agreement

10.37	Amendment No. 1 to Asset Purchase Agreement dated as of June 7, 2006 among Brookfield Power Inc. (formerly known as Brascan Power, Inc.), Rumford Falls Power Company and Rumford Paper Company	(E)

10.38	Form of NewPage Holding Corporation 2006 Incentive Plan	(E)

10.39*	Form of Management Lock-up Agreement

21.1	Subsidiaries of the Registrant	(A)

23.1*	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)

24.1	Power of Attorney	(D)

*	Filed herewith.
(A)	Previously filed on October 31, 2005 as an exhibit to the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-129343).
(B)	Previously filed on January 18, 2006 as an exhibit to the Registrant’s Amendment No. 2 to the Registration Statement on Form S-4 (Reg. No. 333-129343).
(C)	Previously filed on April 17, 2006 as an exhibit to the Registrant’s Amendment No. 3 to the Registration Statement on Form S-4 (Reg. No. 333-129343).
(D)	Previously filed on April 18, 2006 as an exhibit to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-133367).
(E)	Previously filed on June 14, 2006 as an exhibit to the Registrant’s Amendment No. 2 to the Registration Statement on Form S-1 (Reg. No. 333-133367).
(F)	Previously filed on July 10, 2006 as an exhibit to the Registrant’s Amendment No. 3 to the Registration Statement on Form S-1 (Reg. No. 333-133367).